Exhibit 99.1

700 Milam St, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES REPORTS 2004

FIRST QUARTER RESULTS

Houston, Texas – May 4, 2004 - Plains Resources Inc. (NYSE:PLX) today reported net income of $13.3 million, or $0.55 per diluted share for the first quarter of 2004 compared to net income of $7.3 million, or $0.28 per diluted share for the first quarter of 2003.

Net income in the first quarter of 2004 includes a non-cash pre-tax gain of $23.9 million related to the conversion of 75% of the Company’s subordinated units of Plains All American Pipeline, L.P. (NYSE:PAA) into common units. After this conversion, all of the Company’s 12.4 million PAA units consist of common units.

The Company reported equity in earnings from its ownership in PAA of $7.0 million compared to $6.3 million in the first quarter of 2003. The Company’s cash distribution from PAA was $8.2 million in the first quarter of 2004, a 9% increase from the first quarter 2003 distribution of $7.5 million.

Oil production volumes were 2,308 barrels per day in the first quarter of 2004 compared to 2,578 barrels per day in the prior year quarter. In accordance with SEC Staff Accounting Bulletin 101, the Company’s results reflect revenue from oil production in the period it is sold as opposed to when it is produced. The location of the Company’s Florida properties and the timing of the barges that transport the oil to market cause reported sales volumes to differ from production volumes. The Company reported sales of 1,275 barrels of oil per day in the first quarter of 2004 compared to 3,067 barrels per day in the first quarter of 2003. In the first quarter of 2004, the Company had only one barge delivery of crude oil causing sales volumes to be significantly less than produced volumes.

Unit gross margin before hedging and derivative cash settlements was $13.27 in the first quarter of 2004 versus $14.12 in the first quarter of 2003. The decrease is primarily due

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to increased production expenses resulting from higher workover, electricity and fuel costs. During the first quarter of 2004, the Company recorded $4.4 million of derivative losses consisting of $1.4 million of cash settlements and $3.0 million reflecting the decrease in the fair value of the Company’s crude oil swaps.

General and administrative expense was $4.1 million in the first quarter of 2004 compared to $1.8 million in the first quarter of 2003. The increase is primarily attributable to expenses related to the proposed buy-out of the Company and to a much lesser extent, accounting system conversion costs.

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminaling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in Plains Resources’ filings with the Securities and Exchange Commission.

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Plains Resources Inc.

Consolidated Statements of Income

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues
Oil sales	$3,264	$7,277
Hedging	—	(307)

	3,264	6,970

Costs and Expenses
Lease operating expenses	1,039	1,858
Production and ad valorem taxes	187	404
Oil transportation expenses	499	1,118
General and administrative	4,056	1,812
Depreciation, depletion, amortization and accretion	727	1,461

	6,508	6,653

Other Income (Expense)
Equity in earnings of Plains All American Pipeline, L.P.	7,026	6,325
Gains on Plains All American Pipeline, L.P. unit transactions	23,873	6,108
Gain (loss) on derivatives	(4,404)	(66)
Interest expense	(508)	(501)
Interest and other income	15	75

	26,002	11,941

Income Before Income Taxes	22,758	12,258
Income tax benefit (expense)
Current	(2,621)	(2,391)
Deferred	(6,861)	(3,476)

Income before cumulative effect of accounting change	13,276	6,391
Cumulative effect of accounting change, net of tax	—	933

Net Income	13,276	7,324
Preferred dividends	—	(350)

Income Available to Common Stockholders	$13,276	$6,974

Earnings Per Share (in dollars)
Basic
Income from continuing operations	$0.56	$0.25
Change in accounting policy	—	0.04

	$0.56	$0.29

Diluted
Income from continuing operations	$0.55	$0.24
Change in accounting policy	—	0.04

	$0.55	$0.28

Weighted average shares outstanding
Basic	23,763	23,981
Diluted	24,279	26,050

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Plains Resources Inc.

Financial and Operating Data

	Three Months Ended March 31,
	2004	2003
Distributions from PAA (thousands of dollars)
General partner interest	$1,018	$682
Limited partner units	7,133	6,822

	$8,151	$7,504

Production and Sales Volumes
Production volumes (MBbls)	210	232
Daily average production volumes (Bbls)	2,308	2,578
Sales volumes (MBbls)	116	276
Daily average sales volumes (Bbls)	1,275	3,067

Unit Economics ($/Bbl)
Average oil sales price
Average NYMEX	$35.16	$33.80
Differential	(7.02)	(7.44)

Realized price prior to hedging and derivatives	28.14	26.36
Lease operating expenses	(8.96)	(6.73)
Production and ad valorem taxes	(1.61)	(1.46)
Oil transportation expenses	(4.30)	(4.05)

Gross margin before hedging and derivative cash settlements	13.27	14.12
Hedging	—	(1.11)

	13.27	13.01
Derivative cash settlements (1)	(11.95)	(2.65)

	$1.32	$10.36

(1)	Effective February 1, 2003 we were required to discontinue hedge accounting and reflect the mark-to-market value of our hedges in earnings. The amounts presented represent the effect of derivative cash settlement losses on our average sales prices. Because sales volumes (1,275 bbls/day)were less than the hedged volumes (1,500 bbls/day) in the first quarter of 2004, the derivative cash settlement loss is disproportionately high.

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Plains Resources Inc.

Consolidated Balance Sheets

(in thousands of dollars)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$15,828	$4,549
Accounts receivable - Plains All American Pipeline, L.P.	—	3,533
Other accounts receivable	—	2,072
Inventory	2,605	1,334
Other current assets	1,140	873

	19,573	12,361

Property and Equipment, at cost
Oil and gas properties - full cost method
Subject to amortization	354,260	353,653
Other property and equipment	27	30

	354,287	353,683
Less allowance for depreciation, depletion and amortization	(301,416)	(300,370)

	52,871	53,313

Ownership Interest in Plains All American Pipeline, L.P.	125,729	100,536

Other Assets	9,724	9,838

	$207,897	$176,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,451	$2,114
Derivative contracts	4,183	2,834
Taxes payable	3,163	1,975
Royalties payable	595	814
Interest payable	326	197
Current maturities of long-term debt	20,000	20,000
Other current liabilities	3,921	3,882

	36,639	31,816

Long-Term Bank Debt	25,000	30,000

Asset Retirement Obligation	1,594	1,594

Other Long-Term Liabilities	6,180	4,626

Deferred Income Taxes	13,743	7,108

Stockholders’ Equity
Common stock	2,898	2,842
Additional paid-in capital	287,415	278,597
Retained earnings (deficit)	(74,575)	(87,851)
Accumulated other comprehensive income	5,048	3,361
Treasury stock, at cost	(96,045)	(96,045)

	124,741	100,904

	$207,897	$176,048

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